September 12, 2017

State Street Bank and Trust Company
1 Iron St, 6th Floor
Boston, MA 02210
Attention:  Patrick Arthur, Assistant Vice President

Re:  Brandes Investment Trust (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a new series of shares to be known as Brandes Small Cap Value Fund.

The Fund and State Street Bank and Trust Company entered into a Custodian Agreement dated as of November 6, 2008 (the “Custodian Agreement”). The undersigned Fund, on behalf of its newly established series, hereby requests that your bank act as Custodian for the new series. Attached as Appendix A hereto is a replacement of “Appendix A” to the Custodian Agreement, effective as of the date set forth below.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely, Brandes Investment Trust By: /s/ Jeffrey A. Busby Name: Jeffrey A. Busby Title: President

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:        /s/ Andrew Erickson
Name:   Andrew Erickson
Title:     Executive Vice President

Effective Date:  October 1, 2017

Exhibit A

Brandes Investment Trust
Brandes Corporate Focus Yield Fund
Brandes Institutional Core Plus Fixed Income Fund
Brandes Institutional Emerging Markets Fund
Brandes Institutional Global Equity Fund
Brandes Institutional International Equity Fund
Brandes International Small Cap Equity Fund
Brandes Separately Managed Account Reserve Trust (SMART)
Brandes Global Equity Income Fund
Brandes Global Opportunities Value Fund
Brandes Small Cap Value Fund